Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

As of December 31, 2016

1)	PHI Capital Holdings, Inc.
Percentage of ownership: 100%
Business activity: Consulting and M&A advisory services

2)	American Pacific Resources, Inc.
Percentage of ownership: 100%
Business activity: Mining & Natural Resources. (inactive)

3)	Abundant Farms, Inc.
Percentage of ownership: 100%
Business activity: Farming (startup)